Exhibit 10.8

                                        January 2, 2001

Dr. Peter Model
c/o Ophidian Pharmaceuticals, Inc.
6320 Monona Drive, Ste. 414
Madison, Wisconsin  53716


Dear Dr. Model,

I  wish  to  propose the exchange of shares  of  Common
Stock of Ophidian, Inc. ("Ophidian") for all the issued
and  outstanding  Common Stock and Preferred  Stock  of
Hemoxymed, Inc. ("Hemoxymed").  The objective  of  this
proposal is the execution and consummation, as soon  as
feasible,  of  a binding Agreement and Plan  of  Merger
among  Ophidian,  Hemoxymed, and Hemoxymed  Acquisition
Inc.   (the  "Merger  Agreement")  which,  among  other
things, would provide for the various matters set forth below:

     1. Ophidian will acquire all of the issued and outstanding Common Stock and Preferred Stock of Hemoxymed (approximately 19,000,000 shares) from the shareholders of Hemoxymed in exchange for 19,000,000 shares of Common Stock of Ophidian which will be delivered upon the closing of this transaction (the "Closing"). As set forth in paragraph 10, below, from the date hereof, Hemoxymed will pay all the reasonable and actual expenses, including legal expenses, of Ophidian that relate to or arise out of the proposed acquisition of Hemoxymed by Ophidian (the "Reorganization").

     2. On the day of the Closing (the "Closing Date"), and giving effect to shares to be issued to or purchased by all parties to the transaction, Ophidian will have outstanding approximately 20,200,000 shares of common stock and 241,636 options, exercisable at $55.615. Accordingly, the ownership of Ophidian immediately following the Closing will be as follows:

                                                         # of shares

          Hemoxymed shareholders                         19,000,000
          Ophidian Pharmaceuticals, Inc. stockholders     1,200,000
                                                         ----------
          TOTAL:                                         20,200,000

     3. The current officers and directors of Ophidian will submit their resignations as officers and directors effective on the Closing Date.

     4. On the Closing Date, Ophidian will have no material liabilities and minimal assets, as set forth in the company's financial statements.

     5.   Other terms of the Merger Agreement will include:

               a. Ophidian shall be in good standing as a corporation
                  in its state of incorporation and shall not be in violation of any Federal or State securities or other laws governing it.

               b. Ophidian will be current in all of its filing
                  requirements as to all tax, securities or other reports required under laws to which it is subject, and shall deliver copies of these reports to Hemoxymed along with copies of its current financial statements.

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               c. Ophidian shall, at the Closing, be able to make
                  customary representations, including, but not limited to, representations and warranties that it has no material liabilities and that it is not a party to any litigation.

               d. There shall be no change in the current outstanding
                  capital structure of Ophidian including outstanding shares, options, warrants or related matters, except
                  (a) the cancellation of the $2.00 warrants pursuant to Ophidian's sale of assets to Promega corporation, as described in Ophidian's Proxy Statement filed October 10, 2000 (the "Promega Asset Sale"), and (b) as otherwise referred to herein.

               e. Hemoxymed Shareholders acknowledge that the shares
                  of Ophidian, which they are receiving, may not be resold to the public except upon registration or upon compliance with the terms of Rule 144 and shall contain the appropriate restrictive legend.

               f. Hemoxymed shall be in good standing as a corporation
                  incorporated under the laws of the State of California. Hemoxymed shall be free from any material pending or threatened litigation, claims or contingent liabilities.

               g. Hemoxymed shall be current and in good standing with
                  respect to all material contracts to which it is a party.

               h. The proposed transaction shall not violate any contract, agreement or arrangement to which Hemoxymed is a party.

               i. Hemoxymed shall designate all persons to be elected to
                  the Board of Directors of Ophidian at the Closing, subject to approval by Ophidian's stockholders.

               j. The Merger Agreement shall provide that prior to the
                  Closing, Ophidian may make a liquidating distribution to its existing stockholders of all or substantially all of the proceeds of the Promega Asset Sale. In addition, the Merger Agreement shall provide for the establishment of a liquidating trust to retain and distribute such amounts of Ophidian's assets as the trustees of such trust deem necessary as of the Closing Date (not to exceed $50,000 in the aggregate) for payment of any liabilities arising within three (3) months of the Closing, including any liabilities arising out Ophidian's breach of any representation or warranty of the Merger Agreement. Any amounts remaining in such trust after payment of all liabilities shall be distributed to the pre-Closing stockholders of Ophidian.

     6. Upon the execution of the Merger Agreement, Ophidian agrees (a) to prepare, file, and distribute a Proxy Statement seeking stockholder approval of the Reorganization and (b) to the extent not inconsistent with the fiduciary obligations of the Ophidian board of directors, to not consider any other reorganization or merger proposals.

     7. Hemoxymed agrees to cooperate in providing and explaining information with respect to the Reorganization. The information to be provided shall be sufficient to allow Ophidian to apprise its stockholders of the business of Hemoxymed in compliance with the requirements of the federal securities laws, as applicable.

     8. Upon signing of this Letter of Intent, Hemoxymed will provide Ophidian with audited financial statements for its last two fiscal years which have been prepared in accordance with generally accepted accounting principles.

     9. Ophidian and Hemoxymed will provide each other full access to their books and records as may reasonably be requested from time to time. If the Reorganization is not consummated, all parties shall keep confidential any information (unless ascertainable from public findings or published information) obtained concerning the other's operations, assets and business.

     10. From the date hereof through the Closing, Hemoxymed agrees to pay the reasonable and actual expenses of Ophidian that relate to or arise out of the Reorganization, including legal fees, costs and disbursements of Ophidian's legal counsel and operating expenses of Ophidian, in an amount not to exceed an aggregate of $60,000. Within five (5) business days of the signing of this Letter of Intent, Hemoxymed agrees to deposit $60,000 in the trust account of Ophidian's legal counsel for payment of said expenses. In connection therewith, Ophidian (or its legal counsel) shall submit to Hemoxymed monthly statements showing all legal fees, costs, and expenses, incurred by counsel or by Ophidian in connection with the Reorganization in the preceding thirty days. Payment of such expenses shall be made from the funds available in the trust account not sooner than ten (10) calendar days after Hemoxymed's receipt of the monthly statement. At the Closing, any amounts remaining in the trust account shall be credited to Hemoxymed. If either party should terminate the Reorganization, for any reason whatsoever, at any time prior to the Closing Date, via written notice to the other party, payment shall be made from the trust account for expenses incurred only through the date of the non-terminating party's receipt of such notice of termination (the "Termination Date"). Any amounts remaining in the trust account thereafter shall be refunded to Hemoxymed within ten (10) calendar days of the Termination Date.

     11. Counsel for Ophidian and Hemoxymed will prepare a Merger Agreement, which shall contain customary representations and warranties, appropriate covenants and requirements for officers' certificates and opinions of counsel, along with all other provisions in accord with this letter, together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Merger Agreement shall be subject to the approval of the respective shareholders and Boards of Directors of Ophidian and Hemoxymed.

     12. The terms set forth in this proposal constitute all of the major terms that will be included in the Merger Agreement. The Merger Agreement will provide that it will be null and void, if the proposed transaction has not been closed by April 15, 2001, or such other date as the parties may mutually agree.

Sincerely,

HEMOXYMED, INC.

By:  /s/ Stephen K. Parks                         DATE:  January 29, 2001
   --------------------------------------
     Stephen K. Parks
     President & Chief Executive Officer

AGREED AND ACCEPTED:

OPHIDIAN PHARMACEUTICALS, INC.

By:  /s/ Peter Model                              DATE:  January 29, 2001
   --------------------------------------
     Dr. Peter Model
     Chairman, Ophidian Board of Directors